COLUMBUS McKINNON CORPORATION
                        140 John James Audubon Parkway
                         Amherst, New York 14228-1197

                    ----------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD AUGUST 26, 1996
                    ----------------------------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Columbus McKinnon Corporation, a New York corporation (the "Company"), will be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 26, 1996, at 2:00 p.m., local time, for the following purposes:

     1. To elect five Directors to hold office until the 1997 Annual Meeting and until their successors have been elected and qualified.

     2. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on July 5, 1996, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

     Shareholders who do not expect to attend the meeting in person are urged to vote, sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.







                                   LOIS H. DEMLER
                                   Secretary




Dated: July 23, 1996





                          COLUMBUS McKINNON CORPORATION
                         140 John James Audubon Parkway
                          Amherst, New York 14228-1197

                --------------------------------------------------

                                PROXY STATEMENT
                --------------------------------------------------


     This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Columbus McKinnon Corporation, a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders to be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 26, 1996, at 2:00 p.m., local time, and at any adjournment or adjournments thereof. The close of business on July 5, 1996, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting. At the close of business on July 5, 1996, the Company had outstanding 13,731,669 shares of common stock, $.01 par value per share
("Common Stock"), the holders of which are entitled to one vote per share on each matter properly brought before the Annual Meeting.
     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by personal interviews and telephone by Directors, officers and employees of the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees for Director named in this Proxy Statement.

     The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Each nominee for election as a Director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be elected at the Annual Meeting. Only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's or any other nominee's achievement of plurality.

    The execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

     The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to shareholders.


                             ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than nine Directors to be elected at each annual meeting of shareholders and to serve for a term of one year or until their successors are duly elected and qualified. The Board of Directors is presently comprised of five members.

     Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election as Directors of Edward W. Duffy, Herbert P. Ladds, Jr., Robert L. Montgomery, Jr., Randolph A. Marks and L. David Black, each of whom is presently a Director. Each of these nominees has been previously elected by the Company's shareholders at meetings held prior to the Company's initial public offering in February 1996. If any of these nominees should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person as the Board of Directors shall designate. The Board of Directors has no reason to believe that any of these nominees will be unable or unwilling to serve if elected to office.

     The following information is provided concerning the nominees for Director:

     Edward W. Duffy has been Chairman of the Board of the Company since 1986. Mr. Duffy is a retired Chairman of the Board and Chief Executive Officer of Marine Midland Bank and a retired director on the boards of W. R. Grace & Co., Niagara Mohawk Power Corporation, and Oneida Limited. He is currently a director on the board of Utica Mutual Insurance Company.

     Herbert P. Ladds, Jr. has served as President and Chief Executive Officer of the Company since 1982 and has been a Director of the Company since 1973. He was Executive Vice President of the Company from 1981 to 1982 and
Vice President-Sales & Marketing from 1971 to 1980. Mr. Ladds is also a director on the board of Utica Mutual Insurance Company and other private and not-for-profit entities.

     Robert L. Montgomery, Jr. joined the Company in 1974 and has served as Executive Vice President and Chief Financial Officer since 1987 and as a Director of the Company since 1982. Prior thereto he was employed as a certified public accountant by Price Waterhouse LLP. He also currently serves on the boards of DeGraff Memorial Hospital and Buffalo General Health Systems.

     Randolph A. Marks has been a Director of the Company since 1986. Mr. Marks is a private investor and is a retired Chairman of the Board of American Brass Company. He was also a founder and currently serves as a director of Computer Task Group, Inc.

     L. David Black has been a Director of the Company since 1995. Mr. Black has been the Chairman of the Board, President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of construction equipment, since 1993. Prior thereto, he served as President of JLG Industries, Inc.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended March 31, 1996, the Board of Directors held nine meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.

AUDIT COMMITTEE

     The Board of Directors has a standing Audit Committee comprised of Messrs. Duffy, Marks and Black. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and its management, the scope and results of the annual audit and other services provided by the Company's independent auditors. The Audit Committee held one meeting in fiscal 1996.

COMPENSATION COMMITTEE

     The Compensation Committee, which also consists of Messrs. Duffy, Marks and Black, held one meeting in fiscal 1996. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company.

OTHER COMMITTEES

     The Board of Directors does not have a standing executive or nominating committee.



                    DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the Directors and executive officers of the Company:

     NAME                AGE  POSITION(S) HELD

Edward W. Duffy           70  Chairman of the Board

Herbert P. Ladds, Jr.     63  President, Chief Executive Officer
                              and Director

Robert L. Montgomery, Jr. 58  Executive Vice President, Chief
                              Financial Officer and Director

Kenneth G. McCreadie      60  Vice President Administration

Peter A. Grant            64  Vice President Human Resources

Timothy T. Tevens         40  Vice President Information Services

Ned T. Librock            43  Vice President Sales and Marketing

Lois H. Demler            58  Corporate Secretary

William F. Ryan           56  Assistant Treasurer

Randolph A. Marks         60  Director

L. David Black            59  Director

    All officers of the Company are elected annually at the first meeting of the Board of Directors following the Annual Meeting of Shareholders and serve at the discretion of the Board of Directors. There are no family relationships between any officers or Directors of the Company. Recent business experience of the Directors is set forth above under "Election of Directors." Recent business experience of the executive officers who are not also Directors is as follows:


     Kenneth G. McCreadie has been employed by the Company since 1974 and has served as Vice President Controller since 1982 and as Vice President-Administration since June 1996. Prior to joining the Company, Mr. McCreadie was employed as a certified public accountant by Price Waterhouse LLP.

     Peter A. Grant has been Vice President Human Resources of the Company since 1987. From 1972 to 1987, Mr. Grant served the Company in various management capacities in the labor relations and corporate personnel areas.

     Timothy T. Tevens joined the Company as Vice President Information Services in May 1991. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities.

     Ned T. Librock was elected Vice President Sales and Marketing in November 1995. Mr. Librock has been employed by the Company since 1990 in various sales management capacities. Prior to 1990, Mr. Librock was employed by Dynabrade Inc., a manufacturer of power tools, as director of Sales and Marketing.

    Lois H. Demler has been employed by the Company since 1963. She has been the Corporate Secretary of the Company since 1987.

     William F. Ryan has been employed by the Company since 1974 and has served as Assistant Treasurer since 1984.


                         COMPENSATION OF EXECUTIVE OFFICERS

    The following Summary Compensation Table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended March 31, 1995 and 1996 for the chief executive officer and the other four most highly compensated executive officers of the Company. The amounts shown include compensation for services in all compensation capacities.

                                   FISCAL                        STOCK        ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR      SALARY    BONUS     AWARDS(a)      COMPENSATION(b)

Herbert P. Ladds, Jr., President   1996      $341,096  $144,450     ---         $11,421
  and Chief Executive Officer      1995       320,677   135,000     ---          13,794

Robert L. Montgomery, Jr.,
  Executive Vice President         1996       259,588   109,935     ---          10,702
  and Chief Financial Officer      1995       244,302   100,575     ---          13,190

Kenneth G. McCreadie,              1996       140,269    59,400     ---           9,054
  Vice President Administration    1995       132,214    56,250     ---          11,673

Timothy T. Tevens,
  Vice President                   1996       127,308    52,200     ---(a)        7,086
  Information Services             1995       115,908    49,500     ---          10,000

Peter A. Grant,
  Vice President                   1996       124,589    52,290     ---           8,196
  Human Resources                  1995       116,105    49,500     ---          10,879

(a)    Mr. Tevens was granted 17,000 shares of Restricted Stock on May 1, 1991
       which had a value on such date of $135,650.    As of March 31, 1996, the
       number of restricted shares of Common Stock held by Mr. Tevens was 17,000 and the value of Mr. Tevens' restricted shares of Common Stock on March 31, 1996 was $272,000. The restrictions on Mr. Tevens' restricted shares of Common Stock lapsed on April 30, 1996. None of the other officers listed in the above table hold any restricted shares of Common Stock. Dividends on the Common Stock are paid to holders of restricted shares of Common Stock.

(b) Comprised of: (i) the value of shares of Common Stock allocated in fiscal 1996 under the ESOP to accounts for Messrs. Ladds, Montgomery, McCreadie, Tevens and Grant in the amounts of $9,117, $8,398, $7,073, $4,961 and $6,600, respectively, and (ii) premiums for group term life insurance policies insuring the lives of Messrs. Ladds, Montgomery, McCreadie, Tevens and Grant in the amounts of $2,304, $2,304, $1,981, $2,125 and $1,596, respectively.


EMPLOYEE PLANS

          EMPLOYEE STOCK OWNERSHIP PLAN. The Company maintains the ESOP for the benefit of certain of its salaried and non-union hourly employees. The ESOP is intended to be an employee stock ownership plan within the meaning of Section 4975 (e)(7) of the Internal Revenue Code of 1986, as amended (the "Code") and an eligible individual account plan within the meaning of Section 407(d)(3) of the Code. From 1988 through 1995, the ESOP has purchased from the Company 1,373,549 shares of Common Stock (the "ESOP Shares") for the aggregate sum of approximately $10.5 million. The proceeds of the ESOP Loans were used to fund such purchases. The ESOP Loans are secured by the ESOP Shares, and are guaranteed by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."

         On a quarterly basis, the Company makes a contribution to the ESOP in an amount determined by the Company's Board of Directors. In fiscal 1996, the Company's cash contribution was approximately $1,026,000. The ESOP trustees utilize the entire contribution to make payments of principal and interest on the ESOP Loans.

         Common Stock not allocated to ESOP participants is held in an ESOP suspense account and is held as collateral for repayment of the ESOP Loans. As payments of principal and interest are received by the lenders, shares of Common Stock are released from the ESOP suspense account annually and are then allocated to the ESOP participants in the same proportion as a participant's compensation for such year bears to total compensation of all participants.

          An ESOP participant becomes 100% vested in all amounts allocated to him or her after five years of service. The Shares of Common Stock held by the participants in the ESOP are a registration-type class of securities and are voted by the participants in the same manner as any other shareholder.

          In general, Common Stock allocated to a participant's account is distributed upon his or her termination of employment at normal retirement age (65) or death. The distribution is made in whole shares of Common Stock and cash in lieu of any fractional shares.

            Robert L. Montgomery, Jr., Kenneth G. McCreadie and Peter A. Grant serve as Trustees of the ESOP. As of March 31, 1996, the ESOP owned approximately 1,250,902 shares of Common Stock. Common Stock allocated pursuant to the ESOP to Messrs. Ladds, Montgomery, McCreadie, Tevens and Grant as of March 31, 1996 is 13,483 shares, 11,533 shares, 7,940 shares, 2,209 shares and 6,654 shares, respectively.

      PENSION PLAN.   The Company has a non-contributory, defined benefit
pension plan which provides certain of its salaried and office employees with retirement benefits. For each year of service with the Company, a participant earns an annual pension benefit equal to 1.15% of his annual compensation (salary and bonus) for such year plus .45% of that part, if any, of such compensation in excess of $10,000. Pension benefits are not subject to reduction for social security or other offset amounts. If they continue at their current levels of compensation and retire at age 65, the total estimated annual pension benefits under this plan for Messrs. Ladds, Montgomery, McCreadie, Tevens and Grant would be approximately $34,775, $41,463, $29,287, $57,255 and $17,443, respectively.

      NON-QUALIFIED STOCK OPTION PLAN.   In October 1995, the Company
adopted the Columbus McKinnon Corporation Non-Qualified Stock Option Plan
(the "Non-Qualified Plan") and reserved, subject to certain requirements, an aggregate of 250,000 shares of Common Stock for issuance thereunder. Under the terms of the Non-Qualified Plan, options may be granted to officers and other key employees of the Company as well as to non-employee directors and advisors. The Company has not granted any options under the Non-Qualified Plan.

      INCENTIVE STOCK OPTION PLAN.   The Company's Columbus McKinnon Corporation
Incentive Stock Option Plan (the "Incentive Plan"), which was adopted in
October 1995, authorizes grants to officers and other key employees of the Company and its subsidiaries of stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The Incentive Plan has reserved, subject to certain adjustments, an aggregate of 1,250,000 shares of Company stock to be issued thereunder. Options granted under the Incentive Plan become exercisable over a four-year period at the rate of 25% per year commencing one year from the date of grant at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. Any option granted thereunder may be exercised not earlier than one year and not later than ten years from the date such option is granted. The Company has not granted any options under the Incentive Plan. In the event of certain extraordinary transactions, including a change of control of the Company, the vesting of such options would automatically accelerate. The Company has not granted any options under the Incentive Plan.

      RESTRICTED STOCK PLAN.   The Company adopted the Columbus McKinnon
Corporation Restricted Stock Plan (the "Restricted Stock Plan") in October 1995 and reserved, subject to certain adjustments, an aggregate of 100,000 shares of Common Stock to be issued upon the grant of restricted stock awards thereunder. Under the terms of the Restricted Stock Plan, the Compensation Committee may grant to employees of the Company and its subsidiaries restricted stock awards to purchase shares of Common Stock at a purchase price of $.01 per share. Shares of Common Stock issued under the Restricted Stock Plan are subject to certain transfer restrictions and, subject to certain exceptions, shall be forfeited if the grantee's employment with the Company or any of its subsidiaries is terminated at any time prior to the date the transfer restrictions have lapsed. Grantees who remain continuously employed with the Company or its subsidiaries become vested in their shares five years after the date of the grant, or earlier upon death, disability, retirement or other special circumstances. No awards have been made under the Restricted Plan. The restrictions on any such stock awards automatically lapse in the event of certain extraordinary transactions, including a change of control of the Company.

     EXECUTIVE INCENTIVE PLAN.   The Company maintains an incentive plan for its
executive officers and other management employees. This plan provides for annual cash bonuses based upon the Company's attainment of targeted pre-tax earnings determined annually by the Company's Board of Directors. Incentive awards are a percentage of base salary, and for the executive officers range from 30% of base salary, if the financial objective is met, to up to 45% of base salary if the financial objective is exceeded by 10%. Awards earned under this plan are reduced by any bonus earned under the Corporate Incentive Plan.
In fiscal 1996, bonuses paid under this plan to Messrs. Ladds, Montgomery, McCreadie, Tevens and Grant, were $123,471, $94,119, $50,702, $44,425 and
$44,648, respectively.

      CORPORATE INCENTIVE PLAN.   The Company maintains an incentive plan for
most of its United States based employees. This plan provides for annual cash bonuses based upon the Company's attainment of targeted pre-tax earnings determined by the Company's Board of Directors. The incentive pool, if any, is distributed on the basis of relative compensation. In fiscal 1996, bonuses paid under this plan to Messrs. Ladds, Montgomery, McCreadie, Tevens and Grant were $20,979, $15,816, $8,698, $7,775 and $7,642, respectively.

      401(K) PLAN. The Company maintains a 401(k) retirement savings plan which covers all salaried and hourly employees who have completed at least 90 days of service. Employees may contribute up to 15% of their annual compensation (6% for highly compensated employees), subject to an annual limitation as adjusted by the Code. Employee contributions are not matched by the Company.


                COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Compensation for the executive officers of the Company is administered by the Compensation Committee which currently consists of three independent (non-employee) Directors. The Compensation Committee approves the compensation arrangements of the Chief Executive Officer and other officers of the Company.

      The following objectives, established by the Compensation Committee, are the basis for the Company's executive compensation program

            - providing a comprehensive program with components including base salary, performance incentives, and benefits that support and align with the Company's goal of providing superior value to customers and shareholders; and

            - ensuring that the Company is competitive and can attract and retain qualified and experienced executive officers and other key personnel; and

            - appropriately motivating its executive officers and other key personnel to seek to attain short term, intermediate term and long term corporate and divisional performance goals and to manage the Company for sustained long term growth.

      The Board of Directors of the Company has delegated to the Compensation Committee responsibility for establishing and administering the compensation programs for the Chief Executive Officer and other executive officers.

      The Compensation Committee reviews compensation policy and specific levels of compensation paid to the Chief Executive Officer and other executive officers of the Company, administers the Company's Annual Executive Incentive Program
(AEIP), and reports and makes recommendations to the Board of Directors regarding executive compensation, policies and programs.

      The Compensation Committee is assisted in these efforts, when required by an independent outside consultant, and by the Company's internal staff, who provide the Compensation Committee with relevant information and recommendations regarding compensation policies and specific compensation matters.

ANNUAL COMPENSATION PROGRAMS

      Executive base salaries are compared to manufacturing companies included in an annual management survey completed by outside compensation consultants. Comparison companies in this survey have sales volumes of 150 million to 450 million. This survey is used because it reflects companies in the same revenue size and industry sectors as the Company. The Compensation Committee believes salaries should be maintained between the first and third quartiles of surveyed salaries reported depending upon the relative experience and individual performance of the executive.

      Salary adjustments are governed by guidelines covering three factors
(1) the individual officer's performance (merit), (2) market parity (to adjust salaries of high performing individuals based on the competitive market), and
(3) promotions (to reflect increases in responsibility). In assessing market parity, the Company targets groups of companies surveyed and referred to above.

      Each executive officer's corporate position is assigned a salary grade reflecting the Company's evaluation of the position's overall contribution to corporate goals and the value the labor market places on the associated job skills. A range of appropriate salaries is then assigned to that salary grade. Each April, the salary ranges may be adjusted to reflect market conditions, including changes in comparison companies, inflation, and supply and demand in the market. The midpoint of the salary range corresponds to a "market rate" salary which the Compensation Committee believes is appropriate for an experienced executive who is performing satisfactorily, with salaries in excess of the salary range midpoint appropriate for executives whose performance is superior or outstanding.

      The Compensation Committee has recommended that for the fiscal year beginning April 1, 1996, any progression or regression within the salary range for an executive officer shall depend upon a formal annual review of job performance, accomplishments and progress toward individual and/or overall goals and objectives for the segments of the Company that such officer oversees as well as his contributions to the overall direction of the Company. Long term growth in shareholder value is a key target. The results of executive officers' performance evaluations will form a part of the basis of the Compensation Committee's decision to approve, at its discretion, future adjustments in base salaries of executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

      Compensation decisions affecting the Chief Executive Officer were based on quantitative and qualitative factors relative to the Company's fiscal 1995 financial and operating results as well as strategic achievements such as the acquisitions. Both the salary increase and bonus payout cited below were based on performance that was above expectations.

      The Compensation Committee increased Mr. Ladds' base salary to $341,900 for fiscal 1996, representing an increase of 6.51% over his base salary for fiscal 1995. This salary adjustment was made in April 1995.

      In June 1995, Mr. Ladds received incentive compensation awards totalling $144,450. Mr. Ladds' award from the Annual Executive Incentive Plan was 45% of his $321,000 base salary for fiscal 1995 or $144,450. Because Mr. Ladds received an award of $20,979 from the Corporate Incentive Plan, his award from the Annual Executive Incentive Plan was reduced to $123,471 according to the rules of the plan.

SECTION 162(M) OF INTERNAL REVENUE CODE

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a Company's chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to Mr. Ladds and the Company's other executive officers in 1996, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. However, the Compensation Committee plans to review this matter periodically and to take such actions as are necessary to comply with the new statute to avoid non-deductible compensation payments.

                                          PERFORMANCE GRAPH

     The Performance Graph shown below compares the cumulative total shareholder return on Common Stock, based on the market price of the Common Stock, with the total return of the S & P MidCap 400 Index and the Dow Jones Industrial Diversified Index. The comparison of total return assumes that a fixed investment of $100 was invested on February 22, 1996 (the effective date of the Company's initial public offering) in Common Stock and in each of the foregoing indices and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee is composed of Edward W. Duffy,
Randolph A. Marks and L. David Black, each an outside director of the Company. None of the members of the Compensation Committee was, during fiscal 1996 or prior thereto, an officer or employee of the Company or any of its subsidiaries. In fiscal 1996, none of the executive officers of the Company served on the Compensation Committee of another entity or on any other committee of the Board of Directors of another entity performing similar functions during such period, except that Mr. Ladds served on the Compensation Committee of the Board of Directors of Utica Mutual Insurance Company.


                                      COMPENSATION OF DIRECTORS

      The Company pays an annual retainer of $15,000 to its Chairman of the Board and an annual retainer of $10,000 to each of its other outside directors. Directors who are employees of the Company do not receive an annual retainer. In addition, each non-employee director also receives a fee of $1,000 for each Board of Directors and committee meeting attended and is reimbursed for any reasonable expenses incurred in attending such meetings.


                                        SECTION 16 COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995 all
Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with.


          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of May 31, 1996 regarding the beneficial ownership of the Company's Common Stock by (a) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (b) by each Director; (c) by each of the executive officers named in the Summary Compensation Table; and (d) by all executive officers and Directors of the Company as a group.


DIRECTORS, OFFICERS AND              NUMBER         PERCENTAGE
5% SHAREHOLDERS                      OF SHARES(a)   OF CLASS
- - -----------------------              ------------    ----------
Herbert P. Ladds, Jr.(b)(c)             1,372,019      9.99%

Robert L. Montgomery, Jr.(b)(d)         1,146,861      8.35

Kenneth G. McCreadie(b)(e)                605,269      4.41

Peter A. Grant(b)(f)                      118,885       *

Timothy T. Tevens (b)(g)                   20,209       *

Edward W. Duffy(b)                        397,239      2.89

Randolph A. Marks(b)                      239,840      1.75

L. David Black(b)                           1,700       *

Columbus McKinnon Corporation
  Employee Stock Ownership Plan(b)      1,250,902      9.11

All Directors and Executive Officers
as a Group (11 persons)(h)              3,928,233     28.61

- - ---------------------

*           Less than 1%.

(a) Rounded to the nearest whole share. Unless otherwise indicated in the footnotes, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him, except to the extent that authority is shared by spouses under applicable law.

(b) The address of each of the executive officers and directors and the Columbus McKinnon Employees Stock Ownership Plan is c/o Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197.

(c) Includes (i) 1,182,191 shares of Common Stock owned directly, (ii) 160,705 shares of Common Stock owned directly by Mr. Ladds' spouse, (iii) 15,640 shares of Common Stock held by Mr. Ladds' spouse as trustee for the grandchildren of Mr. Ladds and (iv) 13,483 shares of Common Stock allocated to Mr. Ladds' ESOP account.

(d) Includes (i) 1,050,328 shares of Common Stock owned directly, (ii) 85,000 shares of Common Stock owned directly by Mr. Montgomery's spouse and (iii) 11,533 shares of Common Stock allocated to Mr. Montgomery's ESOP account. Excludes 1,239,369 additional shares of Common Stock owned by the ESOP for which Mr. Montgomery serves as one of three trustees and for which he disclaims any beneficial ownership.

(e) Includes (i) 512,329 shares of Common Stock owned directly, (ii) 85,000 shares of Common Stock owned by Mr. McCreadie's spouse and (iii) 7,940 shares of Common Stock allocated to Mr. McCreadie's ESOP account. Excludes 1,242,962 additional shares of Common Stock held by the ESOP for which Mr. McCreadie serves as one of three trustees and for which he disclaims any beneficial ownership.

(f) Includes (i) 77,231 shares of Common Stock owned directly, (ii) 35,000 shares of common Stock owned by Mr. Grant's spouse and (iii) 6,654 shares of Common Stock allocated to Mr. Grant's ESOP account. Excludes 1,244,248 additional shares of Common Stock owned by the ESOP for which Mr. Grant serves as one of three trustees and for which he disclaims beneficial ownership.

(g) Includes (i) 18,000 shares of common Stock directly and (ii) 2,209 shares of Common Stock allocated to Mr. Tevens' ESOP account.

(h) Excludes the shares of Common Stock owned by the ESOP as to which Messrs. Montgomery, McCreadie and Grant serve as trustees, except for an aggregate of 51,330 shares allocated to the respective ESOP accounts of the executive officers of the Company.


VOTE REQUIRED.

      The affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, is required for the election of each Director, assuming a quorum is present or represented at the meeting.

      The Board of Directors recommends a vote "FOR" each of the nominees for Director.


                                          OTHER MATTERS

      The Company's management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.


                                          OTHER INFORMATION

      Ernst & Young LLP has been selected as the independent auditors for the Company's current fiscal year and has been the Company's independent auditors for its most recent fiscal year ended March 31, 1996.

      Representatives of Ernst & Young LLP are expected to be present at the 1996 Annual Meeting of Shareholders and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED MARCH 31, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197, Attention: Robert L. Montgomery, Jr. Each such request must set forth a good faith representation that, as of July 5, 1996, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting of Shareholders.


                                        SHAREHOLDERS' PROPOSALS

      Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received by the Company by March 25, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.


      The accompanying Notice and this Proxy Statement are sent by order of the Board of Directors.


                                              LOIS H. DEMLER
                                                        Secretary



Dated:  July 23, 1996




- - -------------------------------------------------------------------------------
SHAREHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY
IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING.
A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.


                                                 PROXY

                                     COLUMBUS McKINNON CORPORATION
                               PROXY FOR ANNUAL MEETING OF Shareholders
                                     TO BE HELD AUGUST 26, 1996

                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints HERBERT P. LADDS, JR. and ROBERT L. MONTGOMERY, JR. and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of COLUMBUS McKINNON CORPORATION (the "Company") to be held at the Company's corporate offices at 140 John James Audubon Parkway, Amherst, New York, on August 26, 1996 at 2:00 p.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.



ELECTION OF DIRECTORS:

FOR all nominees listed below [ ]            WITHHOLD AUTHORITY to vote [ ]
(except as marked to the                  for all nominees listed below
contrary below)


(Instruction: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below):

            [ ]  EDWARD W. DUFFY                  [ ]  RANDOLPH A. MARKS
            [ ]  HERBERT P. LADDS, JR.            [ ]  L. DAVID BLACK
            [ ]  ROBERT L. MONTGOMERY, JR.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.


Dated: ____________, 1996

                                ______________________________________________
                                Signature

                                ______________________________________________
                                Signature if held jointly


                  Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized Person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.